Managing Director Employment Agreement
(this" Agreement")

between

Becker GmbH, 76307 Karlsbad

represented by its shareholders Becker Holding GmbH, Karlsbad, which is represented by its managing director holding sole power of representation, Mr. William S. Palin, and Harman  International Industries Incorporated, Northridge/California, U.S.A., which is represented by its CEO holding sole power of representation, Mr. Bernard A. Girod,

- hereinafter referred to as "Company" -

and

Dr. Erich A. Geiger
  Altenbergweg 11
75236 Kampfelbach

- hereinafter referred to as "Managing Director" -

Preamble

(1)        A managing director employment agreement was concluded between the Company  and Managing Director on June 30, 1993 (hereinafter referred to as "Managing  Director Employment Agreement 1"); on the basis of the Managing Director Employment Agreement 1, Managing Director entered into the service of the Company and was appointed as its managing director effective July 1, 1993.

(2)        On June 28/29, 1995, a new managing director employment agreement was concluded between the Company and Managing Director (hereinafter referred to as "Managing Director Employment Agreement 2"); on the basis of the Managing Director Employment Agreement 2, Managing Director continued his services for the Company as of July 1,1995.

(3)        On December 29, 1995, a new managing director employment agreement was concluded between the Company and Managing Director (hereinafter referred to as "Managing Director Employment Agreement 3"); on the basis of the Managing Director Employment Agreement 3, Managing Director continued his services for the Company as of January 1,1996.

(4)        The Company and Managing Director are in agreement that the Managing Director Employment Agreement 1, the Managing Director Employment Agreement 2, the Managing Director Employment Agreement 3 as well as all addendums, amendments and other additional agreements concluded subsequent to the Managing Director Employment Agreement 1, the Managing Director Employment Agreement 2 or, the Managing Director Employment Agreement 3, except for the bonus regulation dated August 28/29, 1997 and the bonus agreement dated January 27, 1998, will be terminated as of February 29, 2000 and be replaced with the provisions of this Agreement.

Article 1

Responsibilities

(1)       Managing Director shall continue his service with the Company from March 1, 2000 onwards on the basis of this Agreement.  Managing Director shall be the spokesman of the managing directors of the Company.

(2)        Managing Director shall be responsible for the overall management of the Company and its subsidiaries.  On January 1, 2003, Managing Director will transfer his operating and overall management responsibility to other executives appointed by the Company, and he will then assume the new position and responsibility as Chief Technical Officer of the Harman Group in accordance with the terms of this Agreement.

(3)        Within the framework of this overall responsibility, Managing Director shall be entitled to bear the title "Spokesman of the Managing Directors" or "Vorsitzender der Geschaftsftihrung." Managing Director shall furthermore be entitled to bear the title "Chief Executive Officer - OEM Group Europe" or "Vorsitzender der OEM Group Europe."

(4)        The Company reserves the right to assign additional areas of responsibility to Managing Director.

(5)        At the request of the shareholders, within the framework of this Agreement and the areas of responsibility assigned to Managing Director, he will also work for other national and international companies of the Harman Group.

(6)        Managing Director shall place his full working capacity at the disposal of the Company.

(7)        Managing Director shall refrain from engaging in any other profit-making activity or any other activity that might impair his ability to place his full working capacity at the disposal of the Company in accordance with Article 1 Subsection (6), and shall refrain from participation in any other enterprise, irrespective of the legal form of such enterprise company or the nature of its business. An inactive participation within the framework of private investment management is, however, permitted.

(8)        Membership in supervisory bodies of other companies requires the prior written consent of the shareholders.

Article 2

Management practice - Power of representation

(1)       Managing Director shall manage the activities of the Company and the Company's subsidiaries and carry out the duties assigned to him in accordance with Article I Subsections (3), (4) and (5) in compliance with legal stipulations, the relevant provisions of the shareholders' agreements of the respective Harman and Becker companies, the by-laws for managing directors and in compliance with the provisions and limitations listed in Article 3 of this Agreement and with the diligence of a prudent and conscientious businessman to the benefit of the Harman and Becker companIes.

(2)        Managing Director shall comply to the extent recognized by law with any possible instructions issued to him by the shareholders in shareholders' resolutions or issued by the committees or shareholder designees appointed in accordance with the articles of association or other stipulations, and, in those cases specified by the shareholders' resolutions or provided for in Article 3 of this Agreement seek the consent of the shareholders or their designees.

Article 3

Transactions subject to consent

Managing Director must seek the prior written consent of the shareholders or their designees with regard to the following transactions on behalf of the Company or any of its subsidiaries:

(I)        The establishment or amendment of the short-term, medium-term or long-term business policy of the Company or its subsidiaries;

(2)        The adoption or amendment of the budget and business plan for the corning business year; the budget and business plan is to be submitted by the managing directors by April 30 of the current business year at the latest;

(3)        The acceptance or granting of loans, as well as the conclusion of comparable financing measures;

(4)        The assumption of suretyships, guarantees or other liabilities on behalf of third parties which go beyond the ordinary course of business or which amount to more than DM 500,000.00 in anyone individual case;

(5)        The commencement of new business activities as well as the partial or complete discontinuance of previous business activities;

(6)        The establishment or closure of subsidiary companies, plant facilities or branch offices;

(7)        The acquisition or sale of plants or parts thereof;

(8)        The acquisition, sale or encumbrance of interests in other enterprises;

(9)        The acquisition, sale or encumbrance of real property, rights equivalent to real property or rights in real property;

(10)      The agreement on or instigation of expenditures exceeding DM 500,000.00; this also applies to consecutive expenditures which have a common context;

(11)      Any form of transaction the consummation of which is likely to lead to a loss;

(12)      The conclusion, amendment or termination of rent and leasehold agreements with a term of more than 10 years or which have a rent or lease commitment of more than DM 500,000.00 per annum;

(13)      The conclusion, amendment or termination of agreements between business enterprises, and in particular of subordination agreements, profit and loss transfer agreements, merger agreements, company lease agreements and company surrender agreements;

(14)      The sale, rental, transfer of ownership or encumbrance of assets which have a current market value of more than DM 500,000.00;

(15)      Any measures in the area of personnel management, and in particular the conclusion, amendment or termination of contracts of employment and consultancy agreements or amendments regarding the employee pension scheme;

(16)      The granting or withdrawing of commercial powers of attorney;

(17)      The appointment or revocation of the independent auditors of the Company or any of its subsidiaries;

(18)      Any amendments with regard to the appearance or the use of trademarks, trade names, company names or other symbols;

(19)      The conclusion, amendment or termination of substantial agreements with state authorities or offices, in particular with the tax authorities;

(20)      The institution, bringing about, participation in or termination of judicial, extrajudicial or official disputes and processes insofar as the underlying, obligations, payments or otherwise concern amounts of more than DM 500,000.00; and

(21)      Any measures by the Company or any of its subsidiaries which involve Managing Director, a relative of Managing Director or an enterprise in which Managing Director or a relative of Managing Director directly or indirectly participates.

Article 4

Remuneration

(1)        Commencing January 1,2000 as remuneration for his activity Managing Director is to receive a gross annual salary of DM 1,000,000.00 (in words: one million German marks), payable in 12 equal installments with each installment being payable at the end of each month. Commencing January 1, 2000, Managing Director shall not be entitled to any further remuneration under Managing Director Employment
Agreement 3.

(2)        The contractual parties will hold negotiations on September 30 of each year - for the first time on September 30, 2000 - regarding amendment or adjustment of the annual remuneration. The general economic development of the OEM Group in Europe, and in particular the development of its turnover and earnings, are to be taken into consideration in these negotiations.  Neither party to the Agreement is legally obliged to carry out any adjustment .

(3)        The fixed remuneration and the bonus provided for in Article 5 cover all the activities of Managing Director, including any possible overtime or additional work on Sundays and public holidays. The same applies to any further activity on the part of Managing Director in accordance with Article 1 Subsection (5), unless a written agreement is made to the contrary.

Article 5

Bonus

For so long as Managing Director holds the position of Managing Director of the Company, he may be entitled to a bonus based on certain performance parameters and in accordance with the so-called "U.S. Executive Bonus Plan" both as decided each year in the sole discretion of Harman International Industries Incorporated. At full realization of all performance parameters, the bonus is targeted at 45 % of the then base salary as provided for in Article 4 Subsection 1. The parties acknowledge that the annual gross salary already reflects the parties' mutual risk should the Company release Managing Director from his obligations to work and therefore the Managing Director shall have no right to claim any bonus or pro-rata bonus should the Company (with or without termination of this Agreement) release Managing Director from his obligation to work. It is understood and agreed by the parties that any bonus payment by the Company shall be voluntary one time remunerations and will not result in any future obligations by the Company.

Article 6

Continued payment in the event of disability

(1)        In the event of disability due to illness not caused by negligence, or during a medical treatment prescribed by a doctor, or in the event of any other disability as a result of circumstances beyond Managing Director's control, he will retain his entitlement to his fixed salary in accordance with Article 4 for a period of six months following the onset of such disability. After this period, Managing Director shall receive the difference between the amount of sickness benefit paid by any health insurance company - this sum will be at least the maximum amount paid by the statutory health insurance companies - and 75% of his net fixed salary in accordance with Article 4 as a gross subsidy for a maximum period of a further 6 months.

(2)        If Managing Director is entitled to claims against a third party for having brought about his disability, he is obliged to assign these claims up to the amount of the continued salary payment to the Company and to make available all the information, documents etc necessary to assert any such claims against third parties.

Article 7

Company vehicle - Travel and subsistence expenses

(1)        For the duration of his activity in accordance with this Agreement, Managing Director . is entitled to the provision of a company car of the make Daimler Benz, which in terms of its class corresponds to that of an Audi A 8.

Managing Director is also entitled to use the company vehicle for private purposes, The liability for the payment and transfer of income tax arising from the private use of the company car on the basis of the lump sum amount of 1 % of the list price usually set by the fiscal authorities is assumed by the Company. The gross salary will be amended accordingly. Liability for the payment and transfer of income tax for the rental value of journeys between the place of residence and the place of employment is not assumed by the Company. The Company bears all costs associated with the maintenance and use of the vehicle, including any possible repairs. In the event that repairs are necessary as a result of the action of a third party Article 6 Subsection (2) applies accordingly.

(2)        Managing Director is entitled to reimbursement of expenses incurred on business trips on behalf of the Company in accordance with the guidelines drawn up by the management and approved by the shareholders. Managing Director is entitled to international first class travel.

(3)        Costs and other expenses incurred in the entertainment of business partners will be reimbursed in accordance with receipts and such guidelines. All necessary records are to be kept so as to meet with fiscal requirements.

Article 8

Accident insurance

(1)        The Company will maintain an accident insurance policy with the following insurance coverage with an insurance company of its choosing -possibly within the framework of a group accident insurance policy - on behalf of Managing Director:

in the event of accidental death  DM 400,000.00
in the event of invalidity                         DM 800,00000

(2)        The accident insurance will be maintained by the Company for its own benefit. In the event of the occurrence of the insurance contingency the insurance benefit received  will be transferred to Managing Director, in the event of his death to his widow, as an alternative to his legitimate offspring in equal parts, unless Managing Director has informed the Company in writing instructing it to transfer the monies to another beneficiary.

(3)        The payment of the accident insurance will be deducted from the payment obligations of the Company in Article 4 and any possible payments in Article 5.

(4)        If Managing Director dies, his widow, and as an alternative his legitimate offspring in equal parts, will receive the fixed salary in full (Article 4 Subsection (1)) for the month in which the death occurred and for the following three months. If, in the event of accidental death, the widow or the heirs are entitled to claims from insurance benefits in accordance with Article 8 Subsections (1) -(3), they are obliged to repay these sums to the Company up to the amount of the continued payment of salary.

Article 9

Old-age pension scheme

(1)        The Company has concluded a capital-sum life insurance to the value ofDM 750,000 due upon attainment of the age of 60, for the benefit of Managing Director. The Company assumes the liability for the payment and transfer of the income tax arising from the premium payments; the gross salary will be adjusted accordingly. The Company will transfer this insurance agreement to Managing Director if he leaves the services of the Company before attaining the age of 60. In this case Managing Director will continue the insurance agreement in his own name and for his own account.

(2)        In addition to the capital-sum life insurance, Managing Director shall be entitled to an old-age company pension to be calculated as follows:

The annual gross pension payment ("Annual Pension") shall correspond to 5% of Managing Director's Eligible Salary and shall be increased by further 5% of Managing Director's Eligible Salary for each year of service under this Agreement completed after February 28,2000. However, the total Annual Pension shall under no circumstances exceed 30% of Managing Director's Eligible Salary.

If Managing Director ceases to be employed by the Company before having attained age 60 and if the Company has not terminated the Managing Director for cause (Section 626 German Civil Code), the then existing pension entitlement shall be deemed to have vested.

For purpose of this Article 9, Eligible Salary shall mean the average of the annual base salary in accordance with Article 4 Subsection (I) earned (i) during the term of this Agreement, or (ii) during the last five years of service under this Agreement if Managing Director has completed five years of service or more under this Agreement.

The Annual Pension shall be paid in 12 equal monthly installments, commencing the month following the month during which Managing Director attained age 60.

(3)        In case of Managing Director's death, his widow shall be entitled to a widow's pension, the amount and payment terms of which shall correspond to the then vested pension entitlement of Managing Director and to be paid during the following period:

(i)         In case of Managing Director's death before having attained age 60, for a period often years; or

(ii)        In case of Managing Director's death during or after the month in. which he attained age 60, for the period between the death and the month during which  Managing Director would have attained age 70.

Article 10

Holiday entitlement

(1)        Managing Director is entitled to an annual holiday period of 42 working days (excluding Saturdays).

(2)        The date(s) of vacation as well as the respective vacation period(s) are to be agreed upon with the shareholders. In doing so, the business interests of the Harman and Becker companies are to be given priority

(3)        Compensation will not be granted for vacation entitlement that has not been taken. Moreover, the relevant provisions of the Bundesurlaubsgesetz (Federal Holiday with Pay Act) apply accordingly.

Article 11

Professional confidentiality - Documents

(1)        Managing Director is obliged to maintain absolute secrecy vis-a-vis third parties with regard to all matters and relationships pertaining to the Harman and Becker companies, and above all matters pertaining to business and trade secrets. Legal disclosure requirements are not affected. This obligation remains in force even after the termination of this Agreement.

(2)        In addition, Managing Director is, at any time upon request of the Company, and without a request to do so upon termination of the contractual relationship, obliged to return all property of the Company and records of business and trade matters regarding the Harman and Becker companies, irrespective of whether such documents had been given to him or he had produced these himself, together with an assurance that all the relevant documents have been returned and that no copies are in his possession.

Article 12

Employee’s inventions

(1)        Managing Director undertakes to relinquish to the Company any invention which he has made without extra remuneration, or to the respective Harman or Becker company for whom he was active in connection with his invention.

(2)        Managing Director may, however, demand an employee invention remuneration in accordance with the relevant legal regulations insofar as and to the extent that this  remuneration would exceed the sum of annual remuneration due to him in accordance with Article 4 of this Agreement and the bonus paid for the year in which the invention was made. The Company is entitled to pay the remuneration due in the form of partial payments or in a lump sum with a single payment.

Article 13

Indemnity

The Company indemnifies Managing Director from all statutory court and lawyer's fees, as well as all compensation set by law for witnesses and expert witnesses, which he incurs in his capacity as managing director. This indemnity does not apply insofar as the action is based on willfulness or gross negligence.

Article 14

Commencement and duration of the contractual relationship - Termination

(1)        This Agreement comes into effect on March 1,2000.

(2)        The contractual relationship is established for a fixed term of five years and may be terminated by either party in accordance with Section 624 BGB. The earliest effective date of termination of this Agreement is therefore August 31, 2005.

The employment relationship expires without notice of termination, however, at the end of the month in which Managing Director attains the age of60.

The Company and Managing Director may terminate or modify this Agreement by mutual written agreement.

(2)        The right of either party to terminate this Agreement for cause and the right of the Company to dismiss Managing Director in accordance with Article 38 GmbHG [Law Concerning Limited Liability Companies] remain unaffected.

(4)        The notice of termination must be in writing.

(5)        Following a normal or extraordinary termination of this Agreement, by whichever party, the Company is at all times entitled to immediately release Managing Director from his obligation to work for the Company.

(6)        In accordance with Article 1 Subsection (7) Managing Director is to refrain from any other activity until termination of this Agreement becomes effective, regardless of whether the Company has released him from his obligation to work for the Company.

(7)        For purposes of the company pension provided for in Article 9 Subsection (2), the years of service shall be deemed to have commenced on March 1, 2000.

Article 15

Concluding Provisions

(1)        his Agreement replaces and overrides the Managing Director Employment  Agreement 1, the Managing Director Employment Agreement 2, the Managing Director Employment Agreement 3 as well as all other supplements, amendments and  other additional agreements consequently concluded thereto, except for the bonus regulation dated August 28/29, 1997 and the bonus agreement dated January 27, 1998.

(2)        Oral supplementary agreements have not been made.

(3)        Amendments and supplements to this Agreement must be made in writing in order to be valid. The written form requirement may not -even orally -be waived.

(4)        Should one or more of the provisions contained in this Agreement be or become invalid, the validity of the remaining provisions of this Agreement is not affected. The parties to this Agreement are obliged to replace the invalid provision with a permissible and valid provision which comes closest in economic or legal content to the invalid provision.

Harman International Industries Incorporated:

By:       /s/ Gregory P. Stapleton                                    /s/ Dr. Erich A. Geiger
Gregory P. Stapleton                                        Dr. Erich A. Geiger

Date:    March 28, 2000                                               Date: March 28, 2000

ON BEHALF OF BECKER GMBH

Harman International Industries Incorporated:    Becker Holding GmbH:

/s/ Bernard A. Girod                                                     /s/ William S. Palin
 Bernard A. Girod                                                         William S. Palin

Date:March 28, 2000                                       Date: March 28, 2000